Exhibit 99.2

Important Notice Regarding the Availability of Materials

MALLINCKRODT PLC

MALLINCKRODT PLC

3 LOTUS PARK, THE CAUSEWAY, STAINES-UPON-THAMES

SURREY TW18 3AG, UNITED KINGDOM

You are receiving this communication because you held ordinary shares of Mallinckrodt plc, an Irish public limited company, as of the close of business on the record date for the proposed separation of Mallinckrodt Inc.  Mallinckrodt plc has released informational materials regarding the proposed separation that are now available for your review.  This notice provides instructions on how to access these materials for informational purposes only. It is not a form for voting and presents only an overview of the materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and review closely these materials.

To effect the separation, MALLINCKRODT PLC will distribute all of the outstanding shares of common stock of Mallinckrodt Inc. on a pro rata basis to the holders of MALLINCKRODT PLC ordinary shares as of the close of business on the record date for the separation. Immediately following the distribution, Mallinckrodt plc will be an independent, publicly traded company.  In connection with the completion of the separation, MALLINCKRODT PLC expects to rename itself Sonorant Therapeutics plc. MALLINCKRODT PLC is not soliciting any vote from its shareholders in connection with the separation.

The MALLINCKRODT PLC materials consist of the Information Statement, including any supplements that Mallinckrodt Inc. has prepared in connection with the separation. You may view these materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side). Please make your request for a paper copy on or before [•], 2019 to facilitate timely delivery.

See the reverse side for instructions on how to access materials.

— How to Access the Materials —

Materials Available to VIEW or RECEIVE:

INFORMATION STATEMENT

How to View Online:

Have the information that is printed in the box marked by the arrow  (located on the following page) and visit: www.materialnotice.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: [       ]

2) BY TELEPHONE: [       ]

3) BY E-MAIL*: [       ]

*       If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow  (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS

MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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